Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michele Goldstein 203-352-8642

WWE REPORTS Q1 RESULTS

•	International Markets and Home Video Continue To Provide Growth

•	EPS $0.11 vs. $0.04 Last Year

STAMFORD, CONN., August 23, 2004 — World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended July 30, 2004. Total revenues were $81.6 million as compared to $74.7 million in the prior year quarter, and operating income was $11.2 million versus $2.9 million in the prior year quarter. Income from continuing operations was $7.8 million, or $0.11 per share, versus $2.7 million, or $0.04 per share, in the prior year. Net income was $7.6 million, or $0.11 per share, as compared to $2.6 million, or $0.04 per share, in the prior year quarter. EBITDA was $14.1 million in the current quarter as compared to $5.7 million in the prior year quarter.

During the quarter, the Company aired four pay-per-view events as compared to only two events in the prior year quarter. One of the additional events was due to the timing of our fiscal quarter end in the prior year resulting in our Vengeance event airing in our 2nd fiscal quarter. The second additional event, The Great American Bash, was a new pay-per-view event which debuted in June 2004. Revenues from the two additional pay-per-view events were approximately $6.8 million. The current quarter EBITDA includes $3.8 million related to these additional pay-per-view events. The Company plans to air 14 pay-per-view events in fiscal 2005, an increase of two events from the prior year.

Linda McMahon, CEO, stated that she was pleased with the progress of the Company’s strategic initiatives during the quarter. The monetization of the WWE video library, which has been a key driver in the success of the home video business in the quarter, will also be the basis for WWE 24/7, the Company’s SVOD service. WWE’s global initiatives continued to perform well with three successful international tours consisting of 10 events in Europe and Asia in the quarter drawing approximately 93,000 fans. WWE Films has two film projects moving forward, with principal photography scheduled to begin on the first project in early Fall.

“Our growth initiatives continued to develop during the quarter. While we experienced these successes, certain of our key drivers did not perform as we had expected,” said Mrs. McMahon.

“In contrast to the exceptional success we are seeing with our touring outside North America, it appears that we have not yet turned the corner on our live event attendance in the United States. Although our ratings for both RAW and SmackDown! have been relatively flat, we continue to develop new talent and exciting storylines to motivate and captivate our fans and bolster our ratings.”

Results By Business Segment

Live and Televised Entertainment

Revenues from the Company’s Live and Televised businesses were $65.2 million as compared to $62.7 million in the prior year quarter.

•	Pay-Per-View revenues were $16.9 million versus $13.8 million in the prior year quarter. In the first quarter of fiscal 2005, four pay-per-view events were produced as compared to two in the prior year quarter. The Company will produce 14 pay-per-view events in fiscal 2005.

•	Total pay-per-view buys for the quarter were 1.1 million as compared to 0.9 million in the prior year quarter.

•	Buys for the two events that aired in both the current and prior year quarter decreased 77,000 buys, from 561,000 buys to 484,000 buys.

•	Live Event revenues were $17.9 million as compared to $18.1 million in the first quarter of last year.

•	There were 89 events during the quarter as compared to 84 events during the same period last year, including 10 international events held in both periods.

•	The average attendance at the Company’s North American live events was approximately 3,800 as compared to approximately 4,700 in the prior year quarter, while the average international attendance was 9,300 as compared to 8,600 in the prior year quarter.

•	The average ticket price of was approximately $46.00 as compared to an average ticket price of approximately $41.00 in the prior year quarter, due primarily to the increased number of international tickets sold. While North American ticket prices were not increased, the average ticket prices increased due to the mix of tickets sold. International ticket prices averaged approximately $72.00, as compared to an average North American ticket price of approximately $37.00.

•	Television Advertising revenues were $10.6 million as compared to $16.1 million in the prior year quarter. This decline was principally due to a new television distribution agreement with UPN. Commencing with the new television season, which began in October 2003, UPN sells all advertising inventory for our SmackDown! broadcasts and pays us a rights fee. This arrangement, which results in lower cost of revenues, yields a higher profit margin to the Company as discussed below.

•	Average household ratings for the Company’s RAW program were 3.7 as compared to 3.9 in the prior year quarter and SmackDown! ratings were 3.1 as compared to 3.3 in the prior year quarter.

•	Television Rights Fees revenues increased $5.1 million to $19.8 million due primarily to the new UPN television distribution agreement discussed above.

Branded Merchandise

Revenues from the Company’s Branded Merchandise businesses were $16.3 million versus $12.0 million in the prior year quarter.

•	Merchandise revenues were $3.7 million as compared to $4.3 million in the prior year quarter. Revenues declined due to a 9% decrease in live events concession sales reflecting lower attendance which was partially offset by increased per capita spending. Additionally, revenue from our catalog and Shopzone site decreased by $0.3 million.

•	Home Video revenues were $5.7 million as compared to $2.5 million in the prior year quarter. The increase was due primarily to an 88% increase in units sold in the current quarter, including a recently released title documenting the career of Chris Benoit which sold approximately 65,000 units in the quarter, as well as increased home video sales of our pay-per-view event titles, such as WrestleMania XX.

•	Licensing revenues increased $1.1 million to $3.3 million due to increases in the Toy, Video Game, Publishing and Collectibles categories.

Profit Contribution (revenues less cost of revenues)

Profit contribution for the quarter was $33.1 million as compared to $25.4 million in the prior year quarter. Profit contribution margin was approximately 41% as compared to 34% in the prior year quarter.

The profit contribution margin for the Live and Televised segment was approximately 39% as compared to 34% for the prior year period reflecting the change in the UPN agreement and a greater portion of revenue attributable to the pay-per-view business.

The profit contribution margin for the Branded Merchandise segment was approximately 44% as compared to 34% for the prior year period as a result of the higher profit margin associated with the home video business.

Selling, general and administrative expenses

SG&A expenses decreased approximately $1.7 million to $17.9 million as compared to $19.6 million in the prior year quarter, primarily due to $1.0 million of costs associated with an acquisition in fiscal 2004. In addition, included in the current quarter was a $2.1 million reduction of sales tax expense due to a tax refund. Included in the prior year was a reduction in bad debt expense of $2.0 million.

Fiscal 2005 Outlook

The Company anticipates revenue for fiscal 2005 of between $345.0 and $365.0 million, budgeted EBITDA of approximately $66.0 million, and income from continuing operations of between $32.0 and $35.0 million, or $0.46 to $0.50 per share on a diluted basis.

Note: World Wrestling Entertainment, Inc. will host a conference call on Monday, August 23, 2004, at 11:00 a.m. ET to discuss the Company’s first quarter earnings results for fiscal year 2005. All interested parties can access the conference call by dialing 800-862-9098 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 30,	July 25,
	2004	2003
Net revenues	$81,551	$74,675
Cost of revenues	48,416	49,261
Selling, general and administrative expenses	17,875	19,561
Depreciation and amortization	2,920	2,829
Stock compensation costs	1,111	158

Operating income	11,229	2,866
Interest and other, net	1,282	1,520

Income from continuing operations before income taxes.	12,511	4,386
Provision for income taxes	4,754	1,643

Income from continuing operations	7,757	2,743

Loss from discontinued operations, net of taxes	(111)	(158)

Net income	$7,646	$2,585

Earnings per share – basic and diluted:
Continuing operations	$0.11	$0.04
Discontinued operations	—	—

Net income	$0.11	$0.04

Shares used in per share calculations:
Basic	68,691	69,046
Diluted	69,574	69,154

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	July 30,	April 30,
	2004	2004
ASSETS
CURRENT ASSETS:
Cash and equivalents	$72,398	$48,467
Short-term investments	205,357	224,824
Accounts receivable, net	51,290	62,703
Inventory, net	822	856
Prepaid expenses and other current assets	12,705	14,027
Assets of discontinued operations	489	691

Total current assets	343,061	351,568
PROPERTY AND EQUIPMENT, NET	69,863	71,369
INTANGIBLE ASSETS, NET	3,995	4,492
OTHER ASSETS	6,423	6,212
ASSETS OF DISCONTINUED OPERATIONS	20,764	20,703

TOTAL ASSETS	$444,106	$454,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$714	$700
Accounts payable	10,574	13,118
Dividends payable	—	4,106
Accrued expenses and other liabilities	30,361	42,131
Deferred income	24,467	23,512
Liabilities of discontinued operations	2,007	2,401

Total current liabilities	68,123	85,968
LONG-TERM DEBT	7,771	7,955
LIABILITIES OF DISCONTINUED OPERATIONS	6,884	7,316
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	137	136
Class B common stock	548	548
Treasury stock	—	—
Additional paid-in capital	251,409	250,775
Accumulated other comprehensive loss	(1,171)	(1,120)
Retained earnings	110,405	102,766

Total stockholders’ equity	361,328	353,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$444,106	$454,344

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 30,	July 25,
	2004	2003
OPERATING ACTIVITIES:
Net income	$7,646	$2,585
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of taxes	111	158
Revaluation of warrants	(212)	—
Depreciation and amortization	2,920	2,829
Amortization of deferred income	(123)	(335)
Stock compensation costs	1,111	158
Provision for doubtful accounts	225	(1,976)
Provision for inventory obsolescence	46	(128)
Provision for deferred income taxes	581	—
Changes in assets and liabilities:
Accounts receivable	11,188	16,141
Inventory	(11)	64
Prepaid expenses and other assets	1,302	993
Film production assets	(386)	—
Accounts payable	(2,544)	(1,420)
Accrued expenses and other liabilities	(12,300)	3,475
Deferred income	1,078	(4,097)

Net cash provided by continuing operations	10,632	18,447
Net cash used in discontinued operations	(794)	(1,236)

Net cash provided by operating activities	9,838	17,211

INVESTING ACTIVITIES:
Additions to property and equipment	(916)	(980)
Purchase of other assets	—	(1,487)
Sale (purchase) of short-term investments, net	19,084	(3,811)

Net cash provided by (used in) investing activities	18,168	(6,278)

FINANCING ACTIVITIES:
Repayments of long-term debt	(171)	(179)
Purchase of treasury stock	—	(19,246)
Dividends paid	(4,112)	(2,744)
Issuance of stock, net	171	—
Proceeds from exercise of stock options	37	—

Net cash used in financing activities	(4,075)	(22,169)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	23,931	(11,236)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	48,467	128,473

CASH AND EQUIVALENTS, END OF PERIOD	$72,398	$117,237

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 30,	July 25,
	2004	2003
Net income reported on U.S. GAAP basis	$7,646	$2,585
Loss from discontinued operations, net	111	158
Provision for income taxes	4,754	1,643
Interest and other, net	(1,282)	(1,520)
Depreciation and amortization	2,920	2,829

EBITDA	$14,149	$5,695

Non-GAAP Measure:

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information — Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 30,	July 25,
	2004	2003
Net cash provided by continuing operations	$10,632	$18,447
Less cash provided for capital expenditures:
Purchase of property and equipment	(916)	(980)
Asset acquisitions	—	(1,487)

Free Cash Flow	$9,716	$15,980

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.